United Realty Trust Incorporated S-11

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-11) and related Prospectus of United Realty Trust Incorporated for the registration of $50,000,000 of its common shares, and to the incorporation by reference therein of our report dated March 31, 2015, with respect to the consolidated financial statements and schedules of United Realty Trust Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Security and Exchange Commission.

/s/Ernst & Young LLP

New York, New York

August 14, 2015